                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                 ---------------

                                   SCHEDULE TO
           TENDER OFFER STATEMENT UNDER SECTION 14(d)(1) OR 13(e)(1)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

                                 ---------------

                              SIERRACITIES.COM INC.
                            (Name of Subject Company)

                                 ---------------

                             TRUCKEE ACQUISITION CO.
                                VERTICALNET, INC.
                       (Names of Filing Persons--Offerors)

                                 ---------------

                     Common Stock, Par Value $.01 Per Share
                         (Title of Class of Securities)

                                    355944104
                      (CUSIP Number of Class of Securities)

                          James W. McKenzie, Jr. Esq.
              Senior Vice President, General Counsel and Secretary
                               VerticalNet, Inc.
                                700 Dresher Road
                          Horsham, Pennsylvania 19044
                                 (215) 328-6100
                 (Name, Address and Telephone Number of Person
  Authorized to Receive Notices and Communications on Behalf of Filing Person)

                                 ---------------

                                   Copies to:

                                James H. Carroll
                               Cooley Godward LLP
                        2595 Canyon Boulevard, Suite 250
                          Boulder, Colorado 80302-6737
                                 (303) 546-4000

                                 ---------------

                            CALCULATION OF FILING FEE


--------------------------------------------------------------------------------
       Transaction Valuation*                      Amount of Filing Fee**
--------------------------------------------------------------------------------
          $87,506,595                                     $17,501
--------------------------------------------------------------------------------

* Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(f)(1) and (3) and Rule 457(c) of the Securities Act of 1933, based on the product of (i) $4.59385, the average of the high and low sales prices of SierraCities common stock on November 13, 2000, as reported by the Nasdaq National Market, and (ii) 19,048,640 shares of SierraCities common stock, the number of shares of SierraCities common stock outstanding at the close of business on November 13, 2000.

**       One-fiftieth of 1% of the value of the transaction.

|X| Check the box if any part of the fee is offset as provided by Rule 0-11(a)(2) and identify the filing with which the offsetting fee was previously paid. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

Amount Previously Paid: $ 23,102               Filing Party:  VerticalNet, Inc.
Form or Registration No.: Form S-4             Date Filed:  November 16, 2000

| | Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.

         Check the appropriate boxes below to designate any transactions to which the statement relates:

|X|      third-party tender offer subject to Rule 14d-1.

| |      issuer tender offer subject to Rule 13e-4.

| |      going-private transaction subject to Rule 13e-3.

| |      amendment to Schedule 13D under Rule 13d-2.

Check the following box if the filing is a final amendment reporting the results of the tender offer: | |
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         This Tender Offer Statement on Schedule TO (this "Schedule TO"), is filed by VerticalNet, Inc., a Pennsylvania corporation ("VerticalNet"), and Truckee Acquisition Co., a Delaware corporation ("Truckee") and a wholly owned subsidiary of VerticalNet. This Schedule TO relates to the offer by Truckee to exchange a fraction of a share of common stock, par value $.01 per share (the "VerticalNet Shares"), of VerticalNet for each outstanding share of common stock, par value $.01 per share (the "SierraCities Shares"), of SierraCities.com Inc., a Delaware corporation ("SierraCities"), based on an exchange ratio described below and upon the terms and subject to the adjustments and conditions set forth in the Prospectus dated November 16, 2000 (the "Prospectus") and in the related Letter of Transmittal, copies of which are attached hereto as exhibits (a)(1) and (a)(2) (which, together with any amendments or supplements thereto, collectively constitute the "Offer").

         All of the information in the Prospectus and the related Letter of Transmittal, and any prospectus supplement or other supplement thereto related to the Offer hereafter filed with the Securities and Exchange Commission by VerticalNet, is hereby incorporated by reference in answer to Items 2 through 11 of this Schedule TO. The Agreement and Plan of Merger, dated as of November 6, 2000, among VerticalNet, Truckee and SierraCities, a copy of which is attached as exhibit (d)(1) hereto and the Tender Agreement, among VerticalNet and certain stockholders of SierraCities, a copy of which is attached as exhibit (d)(2) hereto, are incorporated by reference with respect to Items 5 and 11 of this Schedule TO.

ITEM 1.  SUMMARY TERM SHEET.

         Information is disclosed to security holders in a prospectus meeting the requirements Rule 421(d) of the Securities Act of 1933.

ITEM 3.  IDENTITY AND BACKGROUND OF FILING PERSON.

         (c) During the last five years, none of VerticalNet, Truckee or, to the best of their knowledge, any of the persons listed on Schedule I to the Prospectus (1) has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (2) was a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

ITEM 5.   PAST CONTACTS, TRANSACTIONS, NEGOTIATIONS AND AGREEMENTS

          On September 30, 1999, VerticalNet and SierraCities entered into an agreement pursuant to which they agreed to develop and maintain a co-branded Internet site. The approximate dollar amount of the transaction was $250,000.

ITEM 12.  EXHIBITS.

         (a)(1) Prospectus relating to the VerticalNet Shares to be issued in the Offer and the Merger (incorporated by reference from VerticalNet's Registration Statement on Form S-4 filed on November 16, 2000).

         (a)(2) Form of Letter of Transmittal (incorporated by reference to exhibit 99.1 to VerticalNet's Registration Statement on Form S-4 filed on November 16, 2000).

         (a)(3) Form of Notice of Guaranteed Delivery (incorporated by reference to exhibit 99.2 to VerticalNet's Registration Statement on Form S-4 filed on November 16, 2000).

         (a)(4) Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees (incorporated by reference to exhibit 99.3 to VerticalNet's Registration Statement on Form S-4 filed on November 16, 2000).

         (a)(5) Form of Letter to Clients for use by Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees (incorporated by reference to exhibit 99.4 to VerticalNet's Registration Statement on Form S-4 filed on November 16, 2000).

         (a)(6) Form of Letter to Participants in SierraCities' 401(K) plan (incorporated by reference to Exhibit 99.5 to VerticalNet's Registration Statement on Form S-4 filed on November 16, 2000).


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
         (a)(7) Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9 (incorporated by reference to exhibit 99.6 to VerticalNet's Registration Statement on Form S-4 filed on November 16, 2000).

         (d)(1) Agreement and Plan of Merger dated as of November 6, 2000, among SierraCities, VerticalNet and Truckee (incorporated by reference to exhibit 2.1 to VerticalNet's Registration Statement on Form S-4 filed on November 16, 2000).

         (d)(2) Form of Tender Agreement, dated as of November 6, 2000, among VerticalNet and certain stockholders of SierraCities (incorporated by reference to exhibit 4.1 to VerticalNet's Registration Statement on Form S-4 filed on November 16, 2000).

         (d)(3) Form of Employment Agreement, dated as of November 6, 2000, between VerticalNet, SierraCities and certain officers of SierraCities.



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
                                    SIGNATURE


         After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated: November 16, 2000

                                               TRUCKEE ACQUISITION CO.



                                               By:  /s/ James W. McKenzie, Jr.
                                                   -----------------------------
                                               Name:  James W. McKenzie, Jr.
                                               Title:  Director, Vice President
                                                       and Secretary


                                               VERTICALNET, INC.



                                               By:  /s/ James W. McKenzie, Jr.
                                                   -----------------------------
                                               Name:  James W. McKenzie, Jr.
                                               Title: Senior Vice President,
                                                      General Counsel and
                                                      Secretary


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                                  EXHIBIT INDEX


Number        Exhibit Name
------        ------------

(a)(1) Prospectus relating to the VerticalNet Shares to be issued in the Offer and the Merger (incorporated by reference from VerticalNet's Registration Statement on Form S-4 filed on November 16, 2000).

(a)(2) Form of Letter of Transmittal (incorporated by reference to exhibit 99.1 to VerticalNet's Registration Statement on Form S-4 filed on November 16, 2000).

(a)(3) Form of Notice of Guaranteed Delivery (incorporated by reference to exhibit 99.2 to VerticalNet's Registration Statement on Form S-4 filed on November 16, 2000).

(a)(4) Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees (incorporated by reference to exhibit
              99.3 to VerticalNet's Registration Statement on Form S-4 filed on November 16, 2000).

(a)(5) Form of Letter to Clients for use by Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees (incorporated by reference to exhibit 99.4 to VerticalNet's Registration Statement on Form S-4 filed on November 16, 2000).

(a)(6) Form of Letter to Participants in SierraCities' 401(K) plan (incorporated by reference to Exhibit 99.5 to VerticalNet's Registration Statement on Form S-4 filed on November 16, 2000).

(a)(7) Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9 (incorporated by reference to exhibit 99.6 to VerticalNet's Registration Statement on Form S-4 filed on November 16, 2000).

(d)(1) Agreement and Plan of Merger dated as of November 6, 2000, among SierraCities, VerticalNet and Truckee (incorporated by reference to exhibit 2.1 to VerticalNet's Registration Statement on Form S-4 filed on November 16, 2000).

(d)(2) Form of Tender Agreement, dated as of November 6, 2000, among VerticalNet and certain stockholders of SierraCities (incorporated by reference to exhibit 4.1 to VerticalNet's Registration Statement on Form S-4 filed on November 16, 2000).

(d)(3) Form of Employment Agreement, dated as of November 6, 2000, between VerticalNet, SierraCities and certain officers of SierraCities.


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